Press Release of
                           K-tel International, Inc.
                              dated July 24, 1995

                                                CONTACT: Mark Dixon
                                                         Chief Financial Officer
                                                         (612-559-6820)

FOR IMMEDIATE RELEASE

                      K-TEL INTERNATIONAL, INC. ANNOUNCES
                          SALE OF ENTERTAINMENT ASSETS

Plymouth, MN, July 24, 1995 - K-tel International, Inc. (Nasdaq: KTEL), today announced that its Board of Directors has approved an agreement to sell its consumer entertainment business to a group ("Purchaser") led by the Company's current CEO, Mickey Elfenbein for $25,000,000, subject to certain adjustments, payable in cash at closing.

The transaction involves the sale of three domestic music based subsidiaries and ten foreign subsidiaries. The Company will retian and continue its consumer product business, which is operated through two domestic subsidiaries, and will be led by its current Chairman, Philip Kives.

The trnasaction is subject to the Purchaser obtaining financing and various other conditions, including approval of the transaction by the Company's sharehodlers and fairness opinions. Subject to satisfying the conditions, the transaction is expected to occur by December 31, 1995.

K-tel International, Inc. develops, markets and distributes a variety of packaged consumer entertainment (music and video) and consumer convenience products worldwide. The Company markets it product lines either to retailers, or through mail order (TV or print), or through licenses throughout the world. K-tel has active companies/operations in the USA, Canada, UK, Germany, Spain, Finland and Ireland.